UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 28, 2014

CARVER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13007	13-3904174
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 West 125th Street, New York, NY	10027-4512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 360-8820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2014, Carver Bancorp, Inc. (“Company”), the holding company for Carver Federal Savings Bank (“Bank”) announced that LaMae Allen deJongh has been appointed to the Company’s Board of Directors, effective March 1, 2014.

Ms. deJongh was a partner at Accenture from 1987 to 2012, where she helped financial institutions increase revenues and reduce costs by providing consulting, technology and outsourcing solutions and had a leadership role in the firm’s North America Capital Markets practice.  Alongside her client service work, Ms. deJongh helped addressed Accenture’s human capital strategy, bringing focus to the recruitment, retention, development and advancement of talent; inclusion and diversity; and corporate citizenship.  She also contributed to strategy-setting and day-to-day operations of Accenture through participation on the CEO Advisory Council, North America Leadership Team, Accenture US Foundation, and Accenture US Investments/Benefits Co.

Ms. deJongh is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K. Ms. deJongh has been appointed to the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors. Additional information about Ms. deJongh’s appointment is provided in the Company’s press release, attached as Exhibit 99.1 to this report.

Item 9.01.             Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits.

The following Exhibit is attached as part of this report:

Exhibit Number	Description

Exhibit 99.1	Carver Bancorp, Inc. Press Release Dated February 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARVER BANCORP, INC.

DATE: March 3, 2014	By:	/s/ Deborah C. Wright
Deborah C. Wright
Chairman of the Board and Chief Executive Officer